Exhibit 99.4

Horizon Pharma Announces Pricing of $150 Million of 5.00% Convertible Senior Notes

DEERFIELD, IL. – November 19, 2013 – Horizon Pharma, Inc. (NASDAQ: HZNP) (“Horizon” or the “Company”) today announced that it has entered into note purchase agreements with investors to issue $150 million aggregate principal amount of 5.00% Convertible Senior Notes due 2018 (the “Notes”). The initial conversion price of the Notes will be $5.36, representing a conversion premium of approximately 20% over the last reported sale price of Horizon’s common stock on the NASDAQ Global Market on November 18, 2013. In connection with the pricing of the offering, the Company also entered into capped call transactions described below, which are generally intended to reduce the potential dilution to Horizon’s common stock upon conversion of the Notes, and thereby are expected to raise the effective conversion premium of the Notes for Horizon to approximately 50% over the last reported sale price of Horizon’s common stock on the NASDAQ Global Market on November 18, 2013.

The purchase of the Notes is expected to close on November 22, 2013, subject to the satisfaction of customary closing conditions. The Notes will be issued at a price equal to 100% of the principal amount thereof. The net proceeds from the sale of the Notes, after deducting fees and expenses, are expected to be approximately $143.8 million. Of the net proceeds from the offering, Horizon anticipates using $18.7 million to pay the cost of the capped call transactions, $35.0 million to fund the Horizon’s proposed acquisition of VIMOVO®, $70.4 million to repay all obligations under the Company’s existing senior secured loan, including required make-whole payments, and the remainder of approximately $19.7 million for working capital and general corporate purposes.

The Notes will bear interest at a fixed rate of 5.00% per annum, payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2014, and will mature on November 15, 2018, unless earlier repurchased or converted.

The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding August 15, 2018 only under certain conditions. On or after August 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date for the Notes, holders will be able to convert their Notes at their option at the conversion rate then in effect at any time, regardless of these conditions. Subject to certain limitations, Horizon may settle conversions of the Notes by paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. If Horizon undergoes a fundamental change prior to the maturity date for the Notes, the holders may require the Company to repurchase for cash all or any portion of their notes at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest.

The initial conversion rate will be 186.4280 shares of common stock for each $1,000 principal amount of Notes, which represents an initial conversion price of approximately $5.36 per share of common stock. The capped call transactions described below will increase the effective conversion price of the Notes for Horizon to approximately $6.71 per share. The conversion rate of the Notes, and the corresponding conversion price, will be subject to adjustment for certain events, but will not be adjusted for accrued and unpaid interest.

Horizon may not redeem the Notes prior to their maturity date, and there is no sinking fund provided for the Notes.

In connection with the pricing of the Notes, Horizon entered into privately negotiated capped call transactions with certain financial institutions (the “hedge counterparties”). The capped call transactions are generally expected to reduce potential dilution to Horizon’s common stock upon conversion of the Notes in excess of the principal amount of such converted Notes. The cap price of the capped call transactions will initially be approximately $6.71, which represents a premium of approximately 50% over the last reported sale price of the Company’s common stock on the NASDAQ Global Market on November 18, 2013 and is subject to certain adjustments under the terms of such capped call transactions.

Horizon has been advised by the hedge counterparties that in connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to Horizon’s common stock concurrently with, and/or purchase shares of Horizon’s common stock shortly after, the pricing of the Notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the Notes and/or Horizon’s common stock.

520 Lake Cook Road, Suite 520 Deerfield, IL 60015

The offering of the Notes was limited to accredited investors and qualified institutional buyers pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. Neither the Notes nor any shares of Horizon’s common stock issuable upon conversion of the Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Horizon Pharma

Horizon Pharma, Inc. is a specialty pharmaceutical company that has developed and is commercializing products to primary care, orthopedic surgeons and rheumatologists. The Company markets DUEXIS® and RAYOS®/LODOTRA® and will market VIMOVO®, which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. For more information, please visit www.horizonpharma.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the expected acquisition of the U.S. rights to VIMOVO, the expected closing of Horizon’s offering of the Notes and Horizon’s receipt and use of the net proceeds therefrom, the terms of the Notes and the anticipated impacts of the capped call transactions. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding the closing of the acquisition and the offering of the Notes, Horizon’s ability to satisfy the closing conditions for the offering of the Notes, and Horizon’s ability to complete the offering of the Notes on the anticipated terms, or at all. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts

Investors

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Media

Justin Jackson

Burns McClellan, Inc.

212-213-0006

jjackson@burnsmc.com

Source: Horizon Pharma

520 Lake Cook Road, Suite 520 Deerfield, IL 60015